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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------


The Board of Directors
LXR Biotechnology, Inc.:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated February 13, 1998 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                             /s/ KPMG PEAT MARWICK LLP


San Francisco, California
April 27, 1998